CONSULTING AGREEMENT


     Consulting Agreement (the "Agreement") dated March 31, 2006 by and among Ckrush, Inc., a Delaware corporation, formerly known as Cedric Kushner Promotions, Inc. (the "Company"), both having an address at 1414 Avenue of the Americas, Suite 406, New York, New York 10019, and Gotham Boxing, Inc., a New York corporation ("Gotham"), having an address at 1414 Avenue of the Americas, Suite 406, New York, New York 10019.

     WHEREAS, contemporaneously herewith, the Company, Big Content, Inc. and Cedric Kushner ("Kushner") have executed and delivered to each other a certain Settlement Agreement of even date (the "Settlement Agreement") which provides for, among other things, the execution and delivery of this Agreement;

     NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

     1.   Consulting Agreement.

          a. The Company, based upon an assignment from Cedric Kushner Promotions, Ltd., a wholly-owned subsidiary of the Company that has been dissolved by proclamation ("LTD"), serves as the promoter of David Tua ("Tua") pursuant to the Sports Tech Agreement (as hereinafter defined). Gotham agrees to assist the Company as a consultant in this promotion by acting as a liaison with Tua, managing events, presenting budgets and advising the Company with regard to entering into transactions concerning Tua as contemplated by the Sports Tech Agreement. Notwithstanding anything contained herein, the parties acknowledge and agree that Gotham shall provide such consulting services on a "part-time" basis, as determined by Gotham (in its sole discretion, which shall be final, conclusive and binding) and that such services may, in Gotham's sole discretion

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(which shall be final,  conclusive and binding) be provided via telephone and/or email. Subject to the immediately preceding sentence, Gotham will devote sufficient time to its consulting so that the Company can fulfill its obligations under the Sports Tech Agreement. Gotham will provide services exclusively through Cedric Kushner personally or through others supervised by him. All decisions regarding Tua under the Sports Tech Agreement, such as but not limited to scheduling events and advancing expenses, shall require the written approval of both the Company and Gotham, and neither Gotham nor Kushner shall have any liability for any expense unless Gotham of them has so consented. The parties shall meet promptly following each bout contemplated by the Sports Tech Agreement, cooperate with each other in determining amounts owed to each other within fourteen (14) days following each such bout, and pay any amounts owed by the Company to Gotham and vice versa within five (5) business days following receipt of payment.


          b. In consideration for the performance of such services, the Company shall pay to Gotham an amount equal to fifty percent (50%) of all Proceeds (as hereinafter defined) received, directly or indirectly, by and/or on behalf of the Company. For purposes of this Agreement, "Proceeds" means any and all amounts paid directly or indirectly to, for the benefit of and/or at the direction of, the Company under, and/or relating in any way to, that certain Exclusive Promotional Agreement dated December 1, 2002 between Sports Tech Limited ("Sports Tech") and Tua, which was assigned to LTD pursuant to that certain Purchase and Sale Agreement, dated December 24, 2002, among Sports Tech, LTD and Zenascent (as hereinafter defined)as amended by that certain Acknowledgment and Agreement, dated December 8, 2004 among Tua, LTD and the Company which has been consented to by Tua and Tuaman, Inc. ("Tuaman") pursuant to that certain Consent and Agreement, dated December 24, 2002 among LTD, Tua


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and Tuaman (collectively,  the "Sports Tech Agreement"),  and any and all now or
hereafter   existing   renewals,    extensions,    modifications,    amendments,
terminations, assignments and the like with respect thereto (collectively, "Modifications"), including, but not limited to, the Company's share of "Net Revenue" (as defined in the Sports Tech Agreement), less (i) up to an aggregate Four Hundred Thousand Dollars ($400,000) payable by the Company to certain investors (the "Tua Investors") as more fully described on Schedule A attached hereto and made a part hereof as contemplated by the agreements more fully described on Schedule A (the "Tua Investor Agreements") and (ii) the approved expenses incurred by the Company or Gotham (or on behalf of Gotham) related directly to Tua or the Sports Tech Agreement, it being understood that the Company and Gotham shall share equally all agreed upon losses incurred under the Sports Tech Agreement, determined in a manner consistent with the manner for calculating amounts due as set forth above. The Company will not agree to any Modification of, or terminate or assign the Sports Tech Agreement without the prior written consent of Gotham, not to be unreasonably withheld or delayed. Notwithstanding anything contained herein or in the Sports Tech Agreement, there shall be no charge, accrual, deduction, expense or cost included in the calculation of Proceeds for the Company's or any other person's or entity's direct or indirect overhead, administrative or similar expenses.

          c. Gotham shall have the right, not more than two (2) times each and every year, to review the Company's books and records and accounting records related to the Sports Tech Agreement at its expense. Any such review may be conducted only through a regional or larger accounting firm reasonably acceptable to the Company that signs a confidentiality and non-disclosure agreement reasonably acceptable to the Company. In the event of any dispute between the parties regarding the amounts due related to the Sports Tech Agreement, the issue shall be submitted to binding arbitration before an accountant mutually acceptable to the parties.


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          d. It is understood  that Gotham is not assuming any liability  and/or obligation of any party, including, but not limited to the Company under the Sports Tech Agreement pursuant to this Section 1 or otherwise. As long as the Company and/or any of its affiliates, directly or indirectly, or Gotham maintains any legal relationship related to boxing with Tua, the Company and Gotham will share the net proceeds of that relationship equally. Without limitation of the foregoing, the Company will not (and will not cause or permit any of its affiliates to) and Gotham will not, directly or indirectly, enter into any new agreement related to boxing with or with respect to Tua without offering to the other party the right to participate in such agreement on an equal basis with the first party (a "New Tua Transaction"). The foregoing shall apply regardless of any Modification of the Sports Tech Agreement. The foregoing sharing arrangement shall also apply to any fighter for whom the Company (or any affiliate, directly or indirectly, or Gotham serves as a promoter if such service results from an option held on any boxer who is a challenger to Tua, should Tua be declared a world champion by any sanctioning body such as the WBC, WBA, IBF, or IBA. Upon receipt of written notice from the Company to Gotham, or Gotham to the Company, indicating that such party is offering the receiving party or parties the opportunity to participate in a New Tua Transaction as contemplated hereby, the receiving party shall have seven (7) days to accept such offer by written notice thereof to the offering party. Failure of the receiving party to accept within such seven (7) day period shall leave the notifying party free to pursue the New Tua Transaction with out further liability or obligation with respect to such offer to the receiving party.


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     2.   Representations  by Gotham.  Gotham hereby  represents and warrants to the Company as follows:

          a. Gotham is a corporation duly incorporated under the laws of the State of New York and has all requisite power, authority and capacity to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Gotham. This Agreement is a legal, valid and binding obligation of Gotham, enforceable against Gotham in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding of law or in equity.

          b. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a default under, or give any third party the right to terminate or accelerate any obligation under any contract, agreement, permit, license or law to which Gotham is a party or by which Gotham is in any way bound or obligated.

          c. No consent, or approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body is required on the part of Gotham in order to enter into or consummate the transactions contemplated by this Agreement.


     3. Incorporation By Reference. The Company hereby represents and warrants to, and covenants and agrees with, each of the Indemnified Kushner Parties (as defined in the Settlement Agreement) that the representations, warranties, indemnifications, covenants and agreements of the Company set forth in this Agreement are hereby incorporated as if set forth at length in (i) the


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Settlement  Agreement and that each of the Indemnified  Kushner Parties are each intended third party beneficiaries thereof with full and unfettered rights to enforce same, (ii) that certain Lease and Library Agreement of even date among the Company and Media and that Kushner and Media are each intended third party beneficiaries thereof with full and unfettered rights to enforce same. The Company hereby represents and warrants to, and covenants and agrees with, Gotham that the representations, warranties, indemnifications, covenants and agreements of the Company set forth in the Settlement Agreement and Library Agreement, as the case may be, are hereby incorporated as if set forth at length herein and that Kushner and Gotham are intended third party beneficiaries thereof with full and unfettered rights to enforce same. Without limiting the foregoing, the Company represents that it is the promoter of Tua pursuant to the Sports Tech Agreement.

     4. Severability. Should any provisions of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

     5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws provisions.

     6. Integration. This Agreement contains the complete understanding among the parties hereto relating to the subject matter hereof, and no other promises or agreements shall be binding unless signed by both. In signing this Agreement, the parties are not relying on any fact, statement or assumption not set forth in this Agreement.

     7. Amendments. This Agreement may only be changed or amended by a written agreement signed by all of the parties hereto.


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     8. Knowledge and Consent.  By signing below, the parties indicate that they have carefully read and understood the terms of this Agreement, enter into the Agreement knowingly, voluntarily and of their own free will, understand its terms and significance and intend to abide by its provisions without exception.


     9. Binding Effect. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties, the heirs, personal representatives, successors and assigns of the parties. This Agreement is not assignable by a party without the prior written consent of each other party.


     10. Further Assurances. Subject to the terms and conditions of this Agreement, the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transaction contemplated by this Agreement. Neither of the parties hereto will, without prior written consent of the other party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.


     IN WITNESS WHEREOF, this Agreement has been signed as of the date first set forth above. GOTHAM BOXING, LTD.


                                    By: /s/ Cedric Kushner
                                        -------------------
                                        Cedric Kushner, President

                                    CKRUSH, INC.
                                    (f/k/a CEDRIC KUSHNER PROMOTIONS, INC.

                                    By: /s/ Jeremy Dallow
                                        ------------------
                                        Jeremy Dallow, President